Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Kristina Broadbelt Assistant Director, PR & Advocacy Phone (610) 321-2358 Robert A. Doody Assistant Director, Investor Communications Phone (610) 321-6290

VIROPHARMA ANNOUNCES DISCONTINUATION OF MARIBAVIR PHASE 3 STUDY IN

LIVER TRANSPLANT PATIENTS

EXTON, Pa., February 13, 2009 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that its Phase 3 trial evaluating maribavir used as prophylaxis against cytomegalovirus (CMV) disease in liver transplant patients has been discontinued, and that all patients on study drug are being moved to the current standard of care. The decision was made based on the results of the Phase 3 study of maribavir in stem cell transplant patients, and the recommendation from our independent Data Monitoring Committee who considered the rate of viremia in both arms of the study.

Liver Phase 3 Study Design

This Phase 3 study was a randomized, double-blind, multicenter study intended to enroll 348 subjects who have undergone liver transplantation and are at high-risk of developing CMV disease (i.e., donor CMV seropositive / recipient CMV seronegative). Following transplantation, eligible subjects were randomized to receive maribavir 100mg BID or oral ganciclovir 1,000mg TID in a 1:1 allocation ratio for up to 14 weeks. If CMV disease, defined as symptomatic CMV infection or CMV organ disease, occurred during the study drug administration period, study drug will be discontinued and the subject will be managed according to standard CMV treatment practices at the transplant center.

The primary efficacy endpoint was the incidence of CMV disease (either symptomatic CMV infection or CMV organ disease) within 6 months post transplantation, which is expected to be approximately 12 percent in the oral ganciclovir arm of the study, based on data from published literature. A number of key secondary endpoints were identified, including time to onset of CMV infection and disease; the incidence and time to onset of anti-CMV therapy; and survival without CMV infection or disease; in addition to the incidence of adverse effects that limit the use of current therapies, including suppression of bone marrow function.

About maribavir

Maribavir is a selective, orally bioavailable Phase 3 antiviral drug with a unique mechanism of action against cytomegalovirus and a favorable clinical safety profile to date, including no evidence of renal toxicities or myelosuppression (a condition in which bone marrow activity is decreased, resulting in fewer red blood cells, white blood cells, and platelets). Maribavir is a member of a new class of drugs called benzimidazole ribosides. Unlike currently available anti-CMV agents that inhibit CMV DNA polymerase, maribavir inhibits viral DNA assembly and egress of viral capsids from the nucleus of infected cells. Maribavir also has demonstrated activity in vitro against strains of CMV that are resistant to current anti-CMV therapies.

About Cytomegalovirus

CMV is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores), and herpes genitalis (genital herpes). Like other herpes viruses, CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50 percent and 85 percent of adults in the U.S. by 40 years of age, but in healthy adults causes little to no apparent illness. However, in immunocompromised individuals including cancer patients, HIV patients, and transplant patients, and in children born with primary CMV infection, CMV can lead to serious disease or death. Patients who are immunosuppressed following hematopoietic stem cell (bone marrow) or solid organ transplantation are at high risk of CMV infection. In these patients, CMV disease can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ. While currently available systemic anti-CMV agents are effective against the virus, their use is limited by toxicities, most notably bone marrow suppression and renal impairment.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains, and Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include statements regarding our clinical development programs, including those relating to the future of our CMV clinical development program and our hope of advancing our product candidate, maribavir, as a potential therapeutic agent in the future. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. The data that are described in this press release is preliminary and additional safety and antiviral data will become available in the future. Full analysis of the existing and future data may not support any or all of the statements in this press release. There can be no assurance that we will conduct additional CMV studies in the future. The FDA or other regulatory authorities may prohibit any future studies with maribavir or alternatively may require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval. The can be no guarantee that ViroPharma will be successful in gaining regulatory approval of maribavir for any indications. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. We do not assume any responsibility for updating any forward-looking statements.

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